EXHIBIT 10.4 - Reseller Agreement

Wireless Security Video Monitoring(TM)-MommyTrack(TM)-Security Communicator(TM)
         Patent Pending with the United States Patent & Trademark Office
                              Serial No: 60/403,164

THIS AGREEMENT is effective this first day of October, 2002, between CENUCO, INC., a Florida corporation, with offices located at 6421 Congress Ave., Suite 201, Boca Raton, Florida 33487 (hereinafter referred to as "Cenuco"), and Worldwide Net, Inc., 195 Oxford Valley Road, 2nd floor, Langhorne, PA 19047 (hereinafter referred to as "Reseller").

1.  SCOPE OF APPOINTMENT.

    (A) Cenuco appoints the Reseller, on an exclusive basis, to sell, install and promote the sale of Cenuco advanced digital video encoding security servers, Controllers, transmission and recording systems, Communicators, handheld viewing and cellular devices, and accessories as set forth on the current Cenuco published price pages (hereinafter referred to as "Products") to commercial, residential and government end-users within the City of Philadelphia and surrounding suburbs.

    (B) Reseller recognizes that all Cenuco business products will only be sold directly to resellers. Leads derived from these sales calls will be made available to closest Reseller. Consumer Products may be sold to any customer, including direct sales to dealers or sales to Resellers for resale.

    (C) Cenuco appoints the Reseller, on a nonexclusive basis, to sell, install and promote the sale of Cenuco advanced digital video encoding security servers, Controllers, transmission and recording systems, Communicators, handheld viewing and cellular devices, and accessories as set forth on the current Cenuco published price pages (hereinafter referred to as "Products") to commercial, residential and government end-users within the Cities of Chicago, Pittsburgh, Boston and their surrounding suburbs.

2.  ACCEPTANCE.

    This agreement is not binding on Cenuco until it has been accepted in writing by the signature of an authorized Cenuco representative. This is the sole and exclusive manner of acceptance. Any other promise or act, including a promise to ship or the prompt shipment of Product, shall not constitute acceptance by Cenuco of this Agreement.

3.  CENUCO'S OBLIGATIONS TO RESELLER.

    Cenuco agrees to:

    (A) Use its best Efforts to promptly fill Reseller's proper orders for Products.

    (B) Make available the services of a Cenuco sales representative to provide Product information, merchandising and general sales support as well as a Cenuco Security educational, training and informational website.

    (C) Provide Reseller with Product information, literature and sales materials (in quantities agreed to by Cenuco and Reseller) designed to aid Reseller in the introduction and sale of Products.

    (D) Provide Reseller with Tier-3 Support.

4.  RESELLER'S OBLIGATIONS TO CENUCO.

    Reseller agrees to:

    (A) Vigorously and enthusiastically promote the sale of the full line or Products, which include the MommyTrack(TM) and Security Communicator(TM) and will maintain a well-trained and well-managed sales force capable of and committed to maximizing the demand for Products through every proper means.

    (B) Not misrepresent either directly or by omission the capabilities, qualities, or characteristics of the Products.

    (C) Every thirty- (30) days, Cenuco and Reseller agree to review Reseller's performance, sales projections, and obligations under this Agreement.

    (D) Maintain inventory as prescribed in Schedule A.

    (E) Supply promptly all financial information required by Cenuco's Credit Department to assess Reseller's credit worthiness. Reseller will make prompt payment of all Cenuco invoices in accordance with current payment terms. Reseller agrees not to make any deductions of any kind from Cenuco invoices unless Reseller has received an official credit memorandum from Cenuco authorizing such deduction.

    (F) Hold in confidence and not disclose to others Cenuco's marketing plans, promotional programs and other Cenuco confidential information.

    (G) Use the name(s) "Cenuco," "MommyTrack", "Security Business Communicator", "Security Communicator", or trademarks and Patents owned by Cenuco, in strict accordance with the guidelines furnished from time to time by Cenuco.

    (H) Reseller agrees to purchase products consisting of Security Communicators(TM) and MommyTracks(TM) as per Schedule A that is attached to this agreement.

5.  TERRITORY.

    (A) Cenuco agrees to make Products available to Reseller for resale to dealers, as well as residential, commercial and governmental end-users located in the United States. Reseller agrees not to sell, ship or distribute in any manner, Cenuco Products to any customer located outside of the United States.

    (B) Reseller agrees that any resale, shipment or distribution by Reseller or its agents or employees to any customer located outside of the United States may result in Termination of this Agreement as provided herein.

6.  SPECIAL PRICING PROGRAMS.

    Cenuco has made available to Reseller special Tier pricing programs, which provide additional discounts from those prices in Cenuco's Reseller price pages.

    (A) The terms and conditions of Cenuco's special pricing programs will be supplied and/or amended from time to time at Cenuco's sole discretion. SALES, SHIPMENT OR DISTRIBUTION OF CENUCO PRODUCTS BY RESELLER OR ITS CUSTOMER OR AGENT IN VIOLATION OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND CENUCO'S SPECIAL PRICING PROGRAMS WILL NOT QUALIFY FOR SPECIAL PRICES UNDER ANY SPECIAL PRICING PROGRAM.

    (B) Reseller agrees to maintain accurate records for all products shipped under any Cenuco's pricing programs. In the event Reseller does not maintain accurate records, this may disqualify Reseller from participation under any present or future pricing and promotional programs.

7.  PRICES AND TERMS AND CONDITIONS OF SALE.

    (A) The price of Products and other terms and conditions of sale including payment terms, minimum order requirements are as stated in Cenuco's published price pages. Reseller acknowledges that it has received a copy of those price pages current as of the effective date of this Agreement and that all shipments of Product is F.O.B. Boca Raton, Florida, USA.

    (B) Prices may be increased and other terms and conditions of sale may be changed by Cenuco at any time with thirty (30) days prior written notice to Reseller, but the change will not affect any order properly placed with Cenuco and ready for immediate shipment before the effective date of the change. Prices may be decreased without prior notice to Reseller and Reseller will be invoiced at the new lower price on all orders scheduled for shipment after the effective date of the price decrease. If the regular (non-promotion) price of any Product decreases, Cenuco will credit the price difference for those Products shipped to Reseller within thirty (30) days of the effective date of the price decrease upon request within fifteen (15) days of the announced price decrease. The foregoing does not apply to periodic promotions that may be offered by Cenuco in which prices of Products may be directly or indirectly reduced for fixed periods of time.

    (C) Prices listed on Cenuco's price pages do not include sales, use, excise, or similar taxes. The amount of any present, retroactive or future sales, use excise or similar tax applicable to Reseller's purchase of Products shall be added to the Cenuco invoice and paid by Reseller unless Reseller provides Cenuco with tax exemption certificates acceptable to the appropriate taxing authorities.

    (D) Products may be ordered pursuant to purchase orders submitted to Cenuco by Reseller. Acceptance of any purchase orders placed by Reseller, either by written acknowledgement or by shipment of Products, shall NOT constitute acceptance by Cenuco of any of the terms and conditions of such purchase orders except as to identification and quantity of the Products involved. The provisions of this Agreement shall govern all purchase orders.

    (E) If any Product is in short supply, Cenuco may allocate the available supply of Product among its customers in the manner that Cenuco considers most equitable.

    (F) Cenuco may change or limit the amount or duration of credit to be allowed Reseller. Cenuco may cancel any purchase orders accepted by Cenuco or to delay the shipment thereof, if Reseller fails to meet payment schedules or other credit or financial requirements established by Cenuco.

    (G) For the purpose of securing payment to Cenuco of the purchase price of the Products, Reseller hereby grants to Cenuco a purchase money security interest under the Uniform Commercial Code in any and all Products purchased by Reseller under this Agreement and the proceeds thereof, including all insurance proceeds. Reseller shall execute, and Cenuco is hereby authorized as attorney-in-fact to execute and delivery on behalf of Reseller, any and all financing statements and other instruments which Cenuco may deem necessary or desirable to protect or perfect any such security interest.

    (H) Cenuco may discontinue the production or sale of any Product at any time during the term of this Agreement.

    (I) Reseller shall be free to unilaterally establish its own resale prices and terms with respect to the resale of Products. Cenuco and its employees have no authority to instruct the Reseller as to what its resale prices must be, not to interfere with the Reseller's independent establishment of resale prices. However, on all price increases by Reseller, Cenuco requests that it be notified.

8.  WARRANTIES AND LIMITATIONS OF REMEDIES AND DISCLAIMERS.

    (A) Cenuco warrants that its Products are free of defects in material and manufacture at the time of shipment. Individual Products may have additional or different warranties as stated on Product packaging, packaging inserts, prices pages, or literature. If any Product is found to be defective in material and manufacture during the applicable warranty period, Cenuco's entire liability and Reseller's exclusive remedy, shall be at Cenuco's option either (a) repair, or (b) replacement of the Product.

    (B) THIS WARRANTY IS MADE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTY OF MERCHANTABILITY, THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTY ARISING OUT OF A COURSE OF DEALING OR OF PERFORMANCE, CUSTOM OR USAGE OF TRADE EXCEPT OF TITLE AND AGAINST PATENT INFRINGEMENT.

    (C) If Reseller offers express or implied warranties and limited remedies which differ from those set forth above, Reseller agrees to assume full responsibility for all liability, loss, cost, and expense arising out of, or in connection with the different warranties and limited remedies offered by Reseller.

    (D) Cenuco shall have no obligations under this warranty with respect to Products that have been modified or damaged through misuse, abuse, accident, neglect, or mishandling by Reseller, reseller, or end user.

    (E) Exclusion of Consequential and Incidental Damages. CENUCO SHALL NOT UNDER ANY CIRCUMSTANCES BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUE OR BUSINESS) IN ANY WAY RELATED TO THE PRODUCTS, ANY OF RESELLER'S PURCHASE ORDERS, THIS AGREEMENT, OR THE TERMINATION OF NON-RENEWAL AGREEMENT. This exclusion applies regardless of whether such damages are sought based on breach of warranty, breach of contract, negligence, strict liability in tort, or any other legal theory.

9.  TERM AND TERMINATION.

    (A) This agreement has an initial Term of two years beginning on the date Cenuco signs this Agreement. After the initial Term, the Agreement will be automatically renewed for two-year periods, provided Reseller has met all obligations under this Agreement. Either Party may elect not to renew this Agreement for any reason by sending the other Party written notice of its intention not to renew at least thirty (30) days prior to the expiration of the then current annual term.

    (B) The provisions of this Agreement govern any order placed by Reseller and accepted by Cenuco after the expiration or termination of this Agreement, but this place or acceptance of post-expiration orders does NOT otherwise extend the term of this Agreement.

    (C) In the event that either Party to this Agreement fails to perform or comply with (as required) any of the provisions contained herein, this Agreement may be terminated by either Party upon thirty (30) days written notice. The Party receiving such notice shall have thirty (30) days, or in the case of late invoice payments, ten (10) days from the date of receipt thereof, to cure the failure, at which time this Agreement shall terminate if such failure has not been or cannot be cured.

    (D) The termination or non-renewal of this Agreement shall not release Reseller from the obligation to pay any sum that may be owing to Cenuco (whether then or thereafter due Cenuco) or operate to discharge any liability that had been incurred by Reseller to any such termination or non-renewal.

10. OBLIGATIONS UPON TERMINATION OR NON-RENEWAL.

    Upon or in connection with any termination or non-renewal of this Agreement, the following provisions shall apply:

    (A) Reseller shall immediately cease to represent itself as an authorized Reseller of Cenuco with respect to the Products and cease using any trade name or trademark of Cenuco. Reseller shall take all appropriate steps to remove and cancel its listings in telephone books, and other directories or elsewhere containing any of Cenuco's product trade names or trademarks.

    (B) During the period between the giving of the notice of termination or non-renewal in paragraph 8 (A) or (C) and the effective date of the termination as set forth in such notice, all Products shall be delivered to Reseller upon a cash with order basis (COD).

    (C) Cenuco has the option for thirty (30) days after the effective date of termination or non-renewal to repurchase from the Reseller all or any part of the Reseller's inventory of Products at Cenuco's current published prices. Reseller may sell, in accordance with the provisions of this Agreement, those Products in its inventory on the date of such termination or non-renewal for which Cenuco has not exercised its option to repurchase.

11. EXCUSED PERFORMANCE.

    Cenuco shall not be liable for nor be deemed to be in default on account of any failure to perform or deliver Products if due to any cause or condition beyond Cenuco's reasonable control.

12. RELATIONSHIP OF THE PARTIES.

    The relationship established between Cenuco and Reseller by this Agreement is that of a vendor to its vendee. Reseller is not an agent of Cenuco an has no authority to bind Cenuco, transact any business in Cenuco's name or on its behalf in any manner, or make any promises or representations on behalf of Cenuco. Reseller agrees to represent itself only as an independent business that is an "authorized Cenuco Reseller." The employees and agents of Reseller are NOT for any purpose the employee or agents of Cenuco.

13. NO ASSIGNMENT.

    Reseller shall not assign its rights or delegate its duties under this Agreement without Cenuco's prior written approval.

14. NO WAIVER.

    Any failure or delay by either Party in exercising any right or remedy in one or may instances will not prohibit a Party from exercising it at a later time or from exercising any other right or remedy.

15. GOVERNING LAW.

    The laws of the state of Florida shall govern this Agreement.

16. ARBITRATION.

    All claims, demands, disputes, controversies and differences between the parties arising out of or relating to this Agreement and which are not able to be resolved after good faith discussions between the appropriate vice presidents of both Cenuco and Reseller shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, and judgment upon award may be entered into any court having competent jurisdiction.

17. JUDICIAL REMEDY.

    Notwithstanding the arbitration provision descried in this Section 15, Cenuco will at all times retain the right to seek injunctive relief, or any other equitable or judicial remedy, in any court, Federal or otherwise, and in the County of Palm Beach, Florida, for any breach of this Agreement by Reseller.

18. ENTIRE AGREEMENT.

    This Agreement and the Exhibits referred to in this Agreement, which Exhibits are incorporated herein and made a part of hereof by this reference, supersedes any and all prior agreements, if any, whether written or oral, between the Parties with respect to the subject matter contained herein. Each Party agrees that it has not relied on any representation, warranty, or provision not explicitly stated in this Agreement and that no oral statement has been made to either Party that in any way tends to waive any of the terms or conditions of this Agreement. This Agreement constitutes the final written expression of all terms of the Agreement, and it is a complete and exclusive statement of those terms. No part of this Agreement may be waived, modified, or supplemented in any manner whatsoever (including the course of dealing or of performance or usage of trade) except by a written instrument signed by duly authorized of the Parties.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the day and year first above written.


Worldwide Net, Inc.                               Cenuco, Inc.
-------------------
(Reseller Name)


By: /s/ Roy Stanley                               By: /S/Steven Bettinger
    ---------------                                   -------------------
                                                      Steven M. Bettinger
                                                      Chief Executive Officer
Roy Stanley
-----------
NAME (Please Print)

Chief Executive Officer
-----------------------
TITLE (Please Print)

                                  Schedule (A):

Roy Stanley, Chairman & CEO
Worldwide Net, Inc.
195 Oxford Valley Road 2nd floor
Langhorne, Pa 19047

     Below chart depicts November 2002 thru October 2003 guaranteed receipt of product and payment

       Payment terms are based on Worldwide Net, Inc. credit and history.

        The first 3 months will require a 50% C.O.D of purchased product

                     Mommy Track       Cenvid 3.1 Existing         Total

Nov                       95                      5               $155,750
Dec                       95                      5               $155,750
Jan                       95                      5               $155,750
Feb                      195                      5               $300,250
March                    195                      5               $300,250
April                    195                      5               $300,250
May                      195                      5               $300,250
June                     195                      5               $300,250
July                     195                      5               $300,250
Aug                      195                      5               $300,250
Sept                     195                      5               $300,250
Oct                      195                      5               $300,250
________________________________________________________________
Total                                                           $3,169,500.00


     Below chart depicts November 2003 thru October 2004 guaranteed receipt of product and payment

        Payment terms are based on Worldwide Net, Inc. credit and history

                     Mommy Track       Cenvid 3.1 Existing         Total

Nov                      195                      5               $300,250
Dec                      195                      5               $300,250
Jan                      195                      5               $300,250
Feb                      195                      5               $300,250
March                    195                      5               $300,250
April                    195                      5               $300,250
May                      195                      5               $300,250
June                     195                      5               $300,250
July                     195                      5               $300,250
Aug                      195                      5               $300,250
Sept                     195                      5               $300,250
Oct                      195                      5               $300,250
________________________________________________________________
Total                                                           $3,603,000.00